UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Westinghouse Air Brake Technologies Corporation

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Notice of Annual Meeting—May 19, 2004

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec, on May 19, 2004 at 11:00 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the items we will vote on at the meeting. It also explains how the voting process works and gives personal information about our director candidates.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or you may vote over the Internet or by telephone by following the instructions found on the proxy card. Regardless of the method used, please vote your shares in accordance with your wishes so that enough shares are represented to allow us to conduct the business of the annual meeting. Mailing your proxy or voting over the Internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 16, 2004

NOTICE OF 2004 ANNUAL MEETING

Date, Time and Place

•	May 19, 2004

•	11:00 a.m.

•	Omni William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania 15219

Purpose

•	Elect three directors for a term of three years

•	Ratify appointment of independent accountants

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please complete the enclosed proxy card requested by the Board.

•	Only stockholders of record on March 22, 2004 receive notice of and may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope or vote over the Internet or by telephone.

Alvaro Garcia-Tunon

Senior Vice President,

Chief Financial Officer and

Secretary

April 16, 2004

General

We have sent you this booklet and proxy on or about April 16, 2004 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec, is soliciting your proxy to vote at the company’s 2004 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 22, 2004 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. Most shareholders of record have a choice of voting by proxy over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, stockbroker or other holder of record to see which options are available to you. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Electronic Access to Proxy Materials and Annual Report

This notice of Annual Meeting and Proxy Statement and the 2003 Annual Report are available on our Internet site at http//www.wabtec.com. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet or by telephone, or check the appropriate box on the proxy card if mailing your proxy. If you hold your shares through a bank, stockbroker or other holder, check the information provided by that entity for instructions on how to view future proxy statements and annual reports and vote your shares over the Internet. Choosing to receive your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you do not make any selections, your shares will be voted in favor of our director candidates and ratification of the independent public accountants.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Wabtec’s Secretary in writing.

Common Stock Outstanding

As of the close of business on March 22, 2004, 44,687,830 shares of Wabtec common stock were issued and outstanding.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card, vote over the Internet or vote by telephone.

If a quorum is present at the meeting, the three director candidates receiving the most votes will be elected to fill the three open seats on the Board. Ratification of the appointment of the independent public accountants requires the favorable vote of a majority of the shares present in person or by proxy. Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present in person or by proxy, unless the matter requires more than a majority vote under statute or our by-laws.

Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as a vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

Common Stock Ownership

Director And Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Wabtec common stock is beneficially owned as of February 29, 2004 by directors, nominees for director, the chief executive officer and the four highest paid executive officers, other than the Chief Executive Officer, in 2003. Each person has sole voting power and sole dispositive power unless indicated otherwise.

Executive Officer	Shares Owned		Percent of Class

William E. Kassling	2,008,452	(1)(2)	4.49%
Gregory T. H. Davies	560,616	(2)	1.25%
Paul E. Golden	99,949	(2)	*
Alvaro Garcia-Tunon	101,497	(2)	*
Timothy J. Logan	218,228	(2)	*

Director/Nominee	Shares Owned		Percent of Class

Robert J. Brooks	601,922	(2)(3)	1.35%
Kim G. Davis	7,000	(2)	*
Emilio A. Fernandez	769,913	(2)(4)	1.72%
Lee B. Foster, II	41,906	(2)(5)	*
Michael W. D. Howell	3,500	(6)	*
James P. Miscoll	24,445	(2)	*
James V. Napier	37,500	(2)(7)	*
Directors and Executive Officers as a Group (22 persons)	5,010,230	(2)	11.21%

*	Less than 1%
(1)	Includes 550,116 shares beneficially owned by Mr. Kassling. Also includes 1,449,836 shares beneficially owned by Davideco, a Pennsylvania business trust, 8,000 shares owned by Mr. Kassling’s wife and 500 shares owned by Mr. Kassling’s son. Mr. Kassling disclaims beneficial ownership of the shares held by his wife and son.
(2)	Includes options that are exercisable on or within 60 days of February 29, 2004 as follows: Mr. Brooks 199,899; Mr. Davies 512,167; Mr. Davis 5,000; Mr. Fernandez 111,205; Mr. Foster 12,000; Mr. Garcia-Tunon 84,334; Mr. Golden 94,334; Mr. Kassling 444,797; Mr. Logan 209,899; Mr. Miscoll 12,000; Mr. Napier 22,000; and all directors and executive officers as a group 2,199,523.
(3)	Includes 226,200 shares beneficially owned by Mr. Brooks. Also includes 375,702 shares owned by Suebro, Inc., a Delaware holding company.
(4)	Includes 512,738 shares beneficially owned by Mr. Fernandez. Also includes 257,175 shares beneficially owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.
(5)	Includes 35,306 shares beneficially owned by Mr. Foster and 6,600 shares held by Foster Holdings, Inc.
(6)	Includes 1,000 shares beneficially owned by Mr. Howell and 2,500 shares held by Hilliard Lyons as custodian for Mr. Howell’s retirement account.
(7)	Includes 37,000 shares beneficially owned by Mr. Napier and 500 shares held in Mr. Napier’s Keogh account.

Other Owners Of More Than 5%

The following table shows stockholders who are known to the company to be a beneficial owner of more than 5% of Wabtec’s common stock as of December 31, 2003.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent of Class

State Street Research & Management Company	3,217,400	(1)	7.34%
One Financial Center, 31st Floor
Boston, MA 02111

FMR Corp.	2,865,400	(2)	6.54%
82 Devonshire Street
Boston, MA 02109

Mellon Financial Corporation	2,361,842	(3)	5.39%
One Mellon Center
500 Grant Street
Pittsburgh, PA 15258

(1)	According to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004 by State Street Research & Management Company. State Street Research is a registered investment adviser with sole power to vote and dispose of 3,217,400 shares. These shares are owned of record by certain mutual funds and/or institutional accounts managed by State Street Research as investment adviser. State Street disclaims any beneficial interest in such shares.
(2)	According to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004 by FMR Corp. FMR Corp. is a parent holding company of Fidelity Management & Research Company, a registered investment adviser, and Fidelity Management Trust Company, a bank. FMR Corp. has sole voting power with respect to 907,300 shares and sole dispositive power with respect to 2,865,400 shares. Fidelity Management & Research Company is the beneficial owner of 1,960,300 shares as a result of its acting as an investment adviser to various registered investment companies. Fidelity Management Trust Company is the beneficial owner of 905,100 shares as a result of its serving as investment manager of certain institutional accounts.
(3)	According to Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004 by Mellon Financial Corporation. All shares are beneficially owned by Mellon Financial Corporation and direct or indirect subsidiaries in their various fiduciary capacities. Mellon Financial Corporation has sole voting power with respect to 1,946,172 shares and sole dispositive power with respect to 2,118,302 shares.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports.

Based on these copies and directors’ and executive officers’ representations we believe all directors and executive officers complied with the requirements in 2003 except with respect to the grant of stock options made to executive officers in February 2003. Executive officers reported the grant of these options on June 25, 2003.

Proposal 1—Elect Directors

Wabtec’s Board of Directors currently has nine members and three vacant seats. The Board is divided into three classes whose terms of office end in successive years. Robert J. Brooks, William E. Kassling and James P. Miscoll, whose terms of office are expiring, have been nominated to serve for new terms ending in 2007. The Board may act at a future date to fill the three remaining vacancies or reduce the size of the Board. The nominations were made by the Nominating and Corporate Governance Committee of the Board and approved by the Board. The role of the Nominating and Corporate Governance Committee is discussed further below.

Your proxy will be voted FOR the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one.

Only votes for a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following candidates.

Nominees to Serve for a Three-Year Term Expiring in 2007

Robert J. Brooks Age 60 Director since 1990

Executive Vice President—Strategic Development of Wabtec from March 2003 to March 2004; Executive Vice President of Wabtec from November 1999 to March 2003; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Director of Crucible Materials Corporation

William E. Kassling Age 60 Director since 1990

Chairman of Wabtec from prior to 1997; Chief Executive Officer of Wabtec from prior to 1997 to February 2001; President of Wabtec from prior to 1997 to February 1998.

Director of Aearo Corporation, Scientific Atlanta, Inc. and Parker-Hannifin Corporation

James P. Miscoll Age 69 Director since 1999

Independent Businessman since prior to 1997. Mr. Miscoll held various positions with Bank of America since 1962, including Vice Chairman from 1984 through his retirement in 1992.

Director of MK Gold Company and 21st Century Industries; Senior advisor to AIG

Continuing Directors with a Term Expiring in 2005

Emilio A. Fernandez Age 59 Director since 1995	Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Lee B. Foster, II Age 57 Director since 1999

Chairman of L. B. Foster Company since 1998; Chief Executive Officer of L. B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L. B. Foster Company

James V. Napier Age 67 Director since 1995	Chairman of Scientific Atlanta, Inc. from prior to 1997 to November 2000. Director of Scientific Atlanta, Inc., Engelhard Corporation, Vulcan Materials Company, McKesson, and Intelligent Systems, Inc.

Continuing Directors with a Term Expiring in 2006

Gregory T. H. Davies Age 57 Director since 1999	Chief Executive Officer and President of Wabtec since 2001; President and Chief Operating Officer of Wabtec from February 1998 to February 2001; Vice President and Group Executive of Danaher Corporation from prior to 1997 until February 1998.

Kim G. Davis Age 50 Director since 1997

Managing Director of Charlesbank Capital Partners, LLC and its predecessor since 1998; General Partner of Coral Reef Capital, LLC from prior to 1997 to February 1998.

Director of Shoppers Drug Mart Corporation

Michael W. D. Howell Age 56 Director since 2003

Chief Executive Officer of Transport Initiatives Edinburgh Limited since May 2002; Chairman of FPT Group Limited from April 1998 to March 2002.

Director of Arlington Capital Management (CI) Limited Trustee and Treasurer of City and Guilds of London Institute

Directors’ Compensation

Wabtec’s non-employee director compensation plan pays each director who is not an employee of the company a cash retainer of $10,000 per year for his services as a director. In addition, each such director is entitled to receive $1,000 for each meeting of the Board attended in person, and $1,000 per Board committee meeting. Non-employee directors receive $500 for participating in a Board or a committee meeting by telephone. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

In addition, the non-employee directors also participate in the 1995 Non-Employee Directors’ Fee and Stock Option Plan to encourage the highest level of performance for members of the Board of Directors by providing such directors with a proprietary interest in our financial success. Under the Plan, each non-employee director is entitled to receive 1,000 shares of common stock annually. In addition, all non-employee directors as of January 25, 2000 received a one time initial grant of 5,000 stock options (priced at $12.75 with a vesting period of three years), received 5,000 stock options on December 5, 2000 (priced at $9.535 with a vesting period of three years) and will receive 2,000 stock options each January 2nd during their term of service on the Board. Such grants will be priced at the average of the high and low stock price on the day granted, with a vesting period of three years. These grants commenced on January 2002. Newly elected directors are eligible to receive 5,000 stock options upon their initial election to the Board.

The Board and Committees

The Board met seven times during 2003. All directors attended at least 75% of all meetings of the Board and the Committees on which they served in 2003. The Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit

Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors. Mr. Davis has been chosen to preside at these meetings. Stockholders may communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the New York Stock Exchange. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which in any single fiscal year does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock;

•	a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to the charitable organization in any fiscal year are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that none of the following directors, Mr. Davis, Mr. Fernandez, Mr. Foster, Mr. Miscoll, Mr. Napier and Mr. Howell, has a material relationship with Wabtec and each such director meets the independence requirements of the New York Stock Exchange.

The Board provides a process for stockholders to send communications to the Board or any of the directors of Wabtec. Stockholder communications to the board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board.

It is the company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2003 annual meeting of stockholders.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee acts under a written charter which was adopted by the Board of Directors on February 18, 2004. A current copy of the charter is available on Wabtec’s website at www.wabtec.com. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees,

•	recommend nominees for each Board committee, and

•	oversee the corporate governance of Wabtec, and to recommend corporate governance guidelines.

The Committee met one time in 2003. The members of the Nominating and Corporate Governance Committee are Mr. Davis, Mr. Fernandez and Mr. Howell, who are each independent, as independence for such members is defined in the listing standards of the New York Stock Exchange.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148; giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2004 annual meeting.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee

considers the entirety of each candidate’s credentials and does require minimum qualifications of a Board nominee. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. If candidates are recommended by the Company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee has the authority under its Charter to hire and pay a fee to a consultant or search firm to assist in the process of identifying and evaluating candidates. The Committee did not use a consultant or search firm in the last fiscal year.

The Audit Committee

The Audit Committee acts under a written charter which was amended and restated by the Board of Directors on February 18, 2004. A copy of the charter is attached to this proxy statement as Appendix A. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, potential stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent auditors, the independent auditor’s qualifications and independence; and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee met seven times in 2003. The Audit Committee members are Mr. Fernandez, Mr. Foster, Mr. Howell and Mr. Miscoll, who are each independent, as independence is defined in the listing standards of the New York Stock Exchange. The Board has determined that Mr. Miscoll qualifies as an “audit committee financial expert” as such is defined by the regulations of the Securities and Exchange Commission.

Audit Committee Report

The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent public accountants, who have unrestricted access to the audit committee. Specifically, we have reviewed and discussed with management and the independent public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2003. We have also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with the independent public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

James P. Miscoll, Chairman

Emilio A. Fernandez

Lee B. Foster, II

Michael W. D. Howell

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the CEO and determining the CEO’s compensation,

•	recommending compensation of all directors and officers, and

•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members are: Mr. Davis, Mr. Fernandez, Mr. Foster and Mr. Napier. The Committee met four times in 2003.

Summary Compensation Table

This table shows the compensation for Wabtec’s Chief Executive Officer and the four other most highly paid executive officers in 2003.

		Annual Compensation		Long Term Compensation Awards		All Other Compensation (1)

				Securities Underlying Options	Restricted Stock Award
Name and Principal Position	Year	Salary	Bonus

William E. Kassling	2003	$449,009	$182,717	75,000	—	$129,812
Chairman	2002	449,009	256,448	100,000	—	133,884
	2001	449,009	299,593	—	—	81,765

Gregory T. H. Davies	2003	$634,846	$262,477	110,000	—	$110,448
President and	2002	601,269	351,259	150,000	—	108,997
Chief Executive Officer	2001	554,029	387,001	—	—	63,785

Paul E. Golden	2003	$215,954	$103,538	25,000	—	$39,329
Vice President, Group	2002	208,731	147,731	30,000	—	42,445
Executive Freight	2001	193,846	103,115	—	—	41,039

Alvaro Garcia-Tunon	2003	$203,750	$98,052	40,000	—	$63,608
Senior Vice President,	2002	164,000	71,463	15,000	—	40,193
Chief Financial Officer and	2001	144,500	77,934	—	—	35,532
Secretary

Timothy J. Logan	2003	$196,615	$100,348	10,000	—	$32,814
Vice President-International	2002	187,500	149,382	15,000	—	33,758
	2001	180,000	127,382	—	—	32,874

(1)	Amounts include payments for various executive perquisites including company cars, club dues and company contributions to the 401(k) plan.

Option Grants in 2003

Name	No. of Shares Subject to Options Granted (1)	% of Total Options Granted to Employees in 2003	Exercise Price/Share	Expiration Date	Grant Date Present Value (2)

William E. Kassling	75,000	10.4%	$10.77	2/24/13	$318,000
Chairman

Gregory T.H. Davies	110,000	15.3%	$10.77	2/24/13	$466,400
President and Chief Executive Officer

Paul E. Golden	25,000	3.5%	$10.77	2/24/13	$106,000
Vice President, Group Executive Freight

Alvaro Garcia-Tunon	40,000	5.6%	$10.77	2/24/13	$169,600
Senior Vice President, Chief Financial Officer and Secretary

Timothy J. Logan	10,000	1.4%	$10.77	2/24/13	$42,400
Vice President-International

(1)	The option grants were made on February 24, 2003 under the Wabtec Stock Incentive Plan.
(2)	Based on the Black-Scholes option pricing model adopted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model were calculated based on the following assumptions:

February 24, 2003 Grant

Dividend Yield	0.30

Exercise Date	Five Year Expected Life

Risk-Free Interest Rate	2.82%

Volatility	43.39

2003 Aggregate Option Exercises and Year-End Option Values

This table shows the number and value of stock options exercised and unexercised for the named executive officers.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable		Value Of Unexercised In-the-Money Options at December 31, 2003 Exercisable/Unexercisable (1)

William E. Kassling	—	—	386,464	141,666	$1,404,901	$820,955
Chairman

Gregory T. H. Davies	—	—	425,500	210,000	$1,354,875	$1,215,350
President and Chief Executive
Officer

Paul E. Golden	—	—	76,000	45,000	$377,525	$262,375
Vice President, Group
Executive Freight

Alvaro Garcia-Tunon	—	—	66,000	50,000	$332,075	$308,150
Senior Vice President,
Chief Financial Officer and
Secretary

Timothy J. Logan	—	—	201,565	20,000	$682,190	$115,100
Vice President-International

(1)	The value of unexercised options is based on the difference between the exercise prices of the various option grants and the fair market value (average of high and low) of Wabtec’s Common Stock on the New York Stock Exchange on December 31, 2003 of $17.205.

Equity Compensation Plan Information

This table provides aggregate information as of December 31, 2003 concerning equity awards under Wabtec’s compensation plans and arrangements.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	5,048,510	$13.62	1,394,418
Equity compensation plans not approved by shareholders	0	0	0

Total	5,048,510	$13.62	1,394,418

Compensation Committee Report

Even if Wabtec’s previous filings under the Securities Laws incorporate future filings, including proxy statements, the following report and the Stock Performance Graph on page 11 are NOT incorporated by reference into any of those previous filings.

All of the members of the Compensation Committee are non-employee directors. The committee’s principal responsibility is to review, recommend and approve changes to our compensation policies and programs. The committee is also responsible for reviewing and approving all compensation actions for the Chief Executive Officer and other Executive Officers.

Our compensation plan has three basic components:

•	base salaries and bonuses,

•	benefit plans, and

•	long term incentives.

Base Salaries and Bonuses. The committee recommends base salaries and bonuses of executive officers to the Board, which then establishes these items. Base salaries are determined at the beginning of the year and bonuses are awarded after our fiscal year results are available.

Executive officers’ base salaries depend mainly on their office and responsibilities and are reviewed annually. Mr. Davies serves as Chief Executive Officer of Wabtec. The Committee reviews and approves Mr. Davies’ salary each year. As Chief Executive Officer, Mr. Davies’ annual base salary is $645,000. Mr. Davies also receives a bonus based on the same factors as the other executive officers as discussed below.

During 2003, Wabtec had in effect an executive bonus plan, which was approved by the Board. Bonuses are based upon the success of three factors: a financial performance factor which measures earnings before interest and taxes; working capital management; and a personal performance factor which measures whether the executive has attained certain goals agreed to by the executive, his supervisor, and the Board. There are guidelines as to the payment of bonuses, although the Committee may exercise its discretion with respect to those guidelines. We believe this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability.

Wabtec’s employees may purchase shares of Wabtec common stock under the 1998 Employee Stock Purchase Plan. The plan allows eligible employees to purchase shares of Wabtec common stock for 85% of fair market value through payroll deductions. We believe that this plan promotes Wabtec’s continued success by encouraging our employees to have increased awareness of, and commitment to, our corporate goals. Messrs. Kassling, Davies and Golden participated in this plan during 2003. They purchased shares of common stock with a total fair market value, when purchased, of $21,018, $25,000 and $14,069 respectively.

Long-Term Incentives. The Committee may grant long-term incentives to employees by granting stock options and making restricted share awards under the 2000 Stock Incentive Plan. The Committee views stock options and restricted share awards as incentives to enable Wabtec to hire and retain executives and to provide executives with incentives related to the Company’s stock price so they have interests similar to your interests as Wabtec common stockholders. Our decision to grant stock options or award restricted shares is based upon an individual’s job level, among other factors.

Other. Executive officers also may participate in Wabtec’s 401(k) Plan. Wabtec provides certain other personal benefits to certain employees, including executive officers, that are not significant in total.

Respectfully submitted,

James V. Napier, Chairman

Emilio A. Fernandez

Lee B. Foster, II

Kim G. Davis

Stock Performance Graph

The graph below compares the cumulative total stockholder return, through December 31, 2003, of Wabtec’s common stock, the S&P 500 and a peer group of manufacturing companies which we believe closely resemble us. The graph assumes that a person invested $100 on December 31, 1998 and that dividends are reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

Assumes Initial Investment of $100

December 2003

The peer group consists of the following publicly traded manufacturing companies engaged in lines of business similar to those of Wabtec: Atchison Casting Corp., The Greenbrier Companies, L.B. Foster Company and Trinity Industries.

Proposal 2 – Ratify Independent Accountants

On February 18, 2004, the Audit Committee appointed Ernst & Young LLP to audit our financial statements for 2004. Ernst & Young LLP served as our auditors for the year ended December 31, 2003. Although you are not required to ratify this appointment, we ask that you do. If you do not, we will reconsider our choice. A representative of Ernst & Young LLP will be at the meeting to answer appropriate questions and make a statement if they desire.

On May 30, 2002, we dismissed Arthur Andersen, LLP as Wabtec’s independent public accountants, and, after a review of several possible candidates, appointed Ernst & Young LLP to serve as Wabtec’s independent public accountants for fiscal year 2002, in accordance with the recommendation of Wabtec’s Board of Directors and its Audit Committee. The company dismissed Arthur Andersen, LLP as its auditor because it believed that the firm could no longer provide the necessary services on a global basis.

Arthur Andersen’s reports on Wabtec’s financial statements for each of the fiscal years, ended December 31, 2000, and December 31, 2001, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years, ended December 31, 2000, and December 31, 2001, and through the date of their dismissal, there were no disagreements with Arthur Andersen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports of Wabtec’s consolidated financial statements for such years. There were no reportable events as described under Item 304(a) (i) (v) of Regulation S-K.

During each of the fiscal years, ended December 31, 2000 and December 31, 2001, and through the date hereof, Wabtec did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) and (ii) of Regulation S-K.

We have provided both Arthur Andersen, LLP and Ernst & Young LLP with a copy of this disclosure.

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends you vote FOR this proposal.

Audit Fees

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2003 and December 31, 2002:

	2003		2002

Audit Fees	$863,660	(1)	$450,886
Audit Related Fees	$128,035	(2)	$161,845	(3)
Tax Fees	$182,446	(4)	$165,665	(5)
All Other Fees	$0		$0

Total Fees	$1,174,141		$778,396

(1)    The increase over 2002 Audit Fees relates primarily to (i) comfort letters and other work performed in conjunction with registration statements (Forms S-3 and S-4) filed with the Securities and Exchange Commission in 2003 in connection with a senior note offering and a secondary stock offering and (ii) certain fee and scope increases stemming from requirements under the Sarbanes-Oxley Act.

(2) Services related to audits of employee benefit plans and effective tax rate studies.

(3) Services related to audits of employee benefit plans and due diligence assistance.

(4) Services related to tax compliance and tax planning.

(5) Services related to tax compliance, return preparation and related tax consulting.

The Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. With respect to other permitted services, the Committee pre-approves certain services and categories of services on a fiscal year basis subject to thresholds. All other permitted services must be pre-approved by the Audit Committee.

The Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Ernst & Young LLP in fiscal year 2003 were pre-approved by the Audit Committee.

Other Information

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at www.wabtec.com. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Business

We do not expect any business to come before the meeting other than the election of directors and the ratification of the independent public accountants. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Expenses Of Solicitation

Wabtec pays the cost for proxy solicitation. In addition to mailing, officers and employees may solicit proxies in person. by telephone or telegraph. Wabtec will pay approximately $6,000 to LaSalle Bank Shareholder Services for sending the proxy material and the 2003 Annual Report to stockholders. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their expenses in doing so.

Stockholder Proposals for Next Year

To be eligible for inclusion in next year’s proxy for the 2005 annual meeting, the deadline for stockholder proposals is December 18, 2004. Additionally, the advance notice provision in our by-laws requires that notice must be submitted to us between December 18, 2004 and February 17, 2005 for business to be properly brought before the annual meeting.

By order of the Board of Directors,

Alvaro Garcia-Tunon

Senior Vice President, Chief Financial Officer and

Secretary

Appendix A

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

AUDIT COMMITTEE CHARTER

Organization

This Charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and shall forward all amendments to the Nominating and Governance Committee for approval by the Board of Directors. The committee shall be members of the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof (other than in his or her capacity as a member of the Board or of the audit committee or any other board committee) and are not an affiliated person of the Company or its subsidiaries. An affiliated person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company. Control is the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through ownership of voting securities, by contract or otherwise. Members must also meet the other independence requirements of the SEC and the NYSE. All committee members shall be financially literate as interpreted by the Board of Directors in its business judgment, and at least one member shall be a “financial expert,” as defined by SEC regulations. The committee members and the chairperson shall be nominated by the Nominating and Governance Committee for approval by the full Board at its first meeting after the annual meeting of shareholders.

Purpose

The audit committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. The committee shall prepare the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, the independent auditors, the internal auditors, and management of the Company.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the authority to engage independent counsel and other advisers, including accountants, as it determines necessary to carry out its duties.

The Company shall provide for appropriate funding to the committee to perform its duties.

Duties and Responsibilities

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the Board and regularly report the results of its activities to the Board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

APPA-1

The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

The committee shall be directly responsible for the appointment and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall approve all audit and non-audit services provided by the independent auditors in accordance with the Pre-Approval Policy established by the committee and shall not engage the independent auditors to perform the specific non-audit services prohibited by law or regulation.

At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and NYSE rules.

The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

The committee shall meet separately periodically with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the committee. The committee shall review with the independent auditor any audit problems or difficulties and management’s response.

The committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

The committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent

APPA-2

auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

The committee shall receive corporate attorneys’ reports of evidence of material violations of securities laws, breaches of fiduciary duty or similar laws.

The committee will discuss policies with respect to risk assessment and risk management.

The committee also prepares its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

APPA-3

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Use this number to vote by phone or Internet

For Withhold For All

1. Election of the following three Directors for a term expiring in 2007: All All Except

Nominees: Robert J. Brooks

William E. Kassling

James P. Miscoll

A vote FOR includes discretionary authority to vote for a substituted nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

(To withhold authority to vote for one or more such nominees, write such nominees’ name(s) on the line above.)

For Against Abstain

2. The ratification of the appointment of Ernst &

Young LLP as independent public accountants of

the Company for the 2004 fiscal year.

Date:             , 2004

             SIGNATURE(S)

             SIGNATURE(S) Please date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

By checking the box to the right, I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke any consent at any time by contacting the Company’s transfer agent, LaSalle Bank, Chicago, IL and that costs normally associated with electronic access, such as usage and telephone charges will be my responsibility. Please disregard if you have previously provided your consent decision.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time on May 16.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet — http://www.eproxyvote.com/wab/

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box above, to create and submit an electronic ballot.

Telephone — 1-866-207-3912

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box above, and then follow the directions given.

Mail —

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

6863—Westinghouse Air Brake Technologies Corporation

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Voting Instructions for the Annual Meeting of Stockholders Solicited by the Board of Directors Omni William Penn, Pittsburgh, Pennsylvania Wednesday, May 19, 2004—11:00 a.m. (local time)

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint William E. Kassling, Gregory T. H. Davies and Alvaro Garcia-Tunon and each of them acting individually, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held May 19, 2004 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, in their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 16, 2004, and of the Annual Report to Stockholders for 2003.

You are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR” items 1 and 2.

(Continued and to be signed on reverse side)

6863—Westinghouse Air Brake Technologies Corporation